Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) is dated as of September 8, 2014 (the “Effective Date”), by and among SkyMall, LLC, a Delaware limited liability company with offices at 1520 E. Pima Street, Phoenix, AZ 85034 (“SkyMall”) and Connexions Loyalty, Inc., a Delaware corporation with offices at 7814 Carousel Lane, Richmond, VA 23294-4212 (“Connexions”).  SkyMall and Connexions may each be referred to herein individually as a “Party” and together as the “Parties.”  As used herein, Connexions shall include Connexions’ affiliated companies receiving Services pursuant to this Agreement, and SkyMall shall include SkyMall’s affiliated companies providing Services pursuant to this Agreement.  Capitalized terms used but not otherwise defined herein shall have such meaning as set forth in the Purchase Agreement (defined below).

WHEREAS SkyMall, Connexions and SkyMall Ventures, LLC have entered into that certain Membership Interests Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which Connexions purchased the membership interests of SkyMall Ventures, LLC (the “Acquired Business”); and

WHEREAS the Acquired Business has been receiving certain services in support of its operations from SkyMall or from entities affiliated with SkyMall, and Connexions desires to continue to receive certain of such services in connection with the Acquired Business for the time periods set forth herein.

IT IS HEREBY AGREED:

ARTICLE 1. SERVICES AND SCOPE OF SERVICES

1.1 During the Term (as defined in Section 2.2) of this Agreement, Connexions hereby engages SkyMall to provide, and SkyMall hereby agrees to provide or cause to be provided to Connexions, for the Acquired Business (a) any and all services of the nature provided to the Acquired Business during the twelve month period immediately prior to the Closing Date (including, for the avoidance of doubt, in respect of Persons that become clients or customers of the Acquired Business after the Closing Date), and (b) additional services as agreed, in each case, within the categories of services identified in Exhibit A attached hereto and made a part hereof (as from time to time added to or deleted from such attachments pursuant to this Agreement) (all such services provided pursuant to this Agreement being collectively referred to hereinafter as the “Services”).  SkyMall shall not enter into any agreement or contract with any third party to provide any Services hereunder pursuant to which either Connexions or the Acquired Business would remain obligated to such third party upon the conclusion of this Agreement without Connexions’ prior written consent.

1.2 Certain Services are currently provided to SkyMall and the affiliated companies (for the Acquired Business) by other companies which are affiliated with SkyMall, or pursuant to certain shared service or cost agreements by and between SkyMall and various companies affiliated with SkyMall. SkyMall shall take such steps as are necessary and appropriate to cause the various SkyMall-affiliated entities to provide Services to Connexions for the Acquired Business.

1.3 SkyMall is not aware of any material third party provider whose consent or waiver is required to provide the Services hereunder, except where other providers are readily available should consent and waiver not be obtained.

1.4 With respect to Services that are currently outsourced by SkyMall to third parties, SkyMall shall use commercially reasonable best efforts to cause such third parties to provide Services to the Acquired Business, but in each case, only in accordance with the terms and conditions of this Agreement.  In the event SkyMall is not able to secure the agreement of any third party to provide Services to the Acquired Business, the Parties will mutually cooperate to obtain substantially similar services from another source on substantially similar terms and conditions as those currently being provided, and Connexions shall be responsible for the costs and expenses of any such services provided by an alternate source.

1.5 In the event there is any restriction on SkyMall under an existing contract with a third party that would restrict the nature, quality or standard of care applicable to delivery of the Services, SkyMall shall use its reasonable efforts promptly (a) to obtain any necessary consents from such third party or to modify such existing contract to enable SkyMall to provide such Services to the Acquired Business at the Services Standards (defined below) or (b) if any such consent or modification cannot be obtained as a result of such efforts, to (i) facilitate Connexions’ entering into a new contract with such third party or an alternate provider in order to provide such Services to the Acquired Business in a  manner as closely as possible to the Services Standards; or (ii) adopt alternative approaches to allow SkyMall to provide the Services to the Acquired Business without such required consent. To the extent Connexions enters into a new contract pursuant to Clause (b)(i) above, Connexions shall be responsible for all costs and expenses of any services provided pursuant to such new contract.

1.6 SkyMall shall use commercially reasonable best efforts to obtain any required licenses or license modifications for software used to provide Services to Connexions if such licenses or license modifications are required by the software owner; the Parties hereto agree that any license fees for services provided hereunder shall be paid by Connexions.

1.7 SkyMall shall provide or cause to be provided the personnel, facilities, equipment, systems and management to perform the Services at the highest of (a) the service levels provided by SkyMall to the Acquired Business during the twelve month period immediately preceding the Closing Date, (b) the service levels required by the applicable Contracts between the Acquired Business and its customers, suppliers or other relevant third parties in effect on the date hereof (including in connection with and following termination thereof), and (c) with respect to any new contracts entered into by the Acquired Business after the Closing Date, such service levels as are mutually agreed between SkyMall and Connexions following good faith negotiations (such service levels, the “SkyMall Standards” or “Services Standards”) unless otherwise specified on the Exhibits hereto.  If SkyMall is unable to provide any such Services to the Services Standards, the Parties shall collaborate to obtain equivalent replacement services, which shall be acceptable to Connexions. Connexions shall be responsible for all costs and expenses of any such replacement services.

1.8 For the avoidance of doubt, without the prior written consent of Connexions, if any employee of SkyMall or another provider of Services hereunder voluntarily terminates their employment (a) SkyMall shall not be entitled to terminate a Service to Connexions if SkyMall otherwise provides a comparable service to one or more other businesses of SkyMall that would not be terminated, and (b) SkyMall shall not be entitled to reduce the Services in a manner that disproportionately affects the Service provided to Connexions as compared to a similar service otherwise provided to SkyMall or its affiliated companies.

1.9 Special Services and Projects.  During the Term, Connexions may from time to time request that SkyMall provide special services or projects in addition to the Services, and SkyMall shall make commercially reasonable efforts to provide such additional services or projects.  If SkyMall agrees to provide such additional services or projects, the Parties shall negotiate in good faith to establish the terms (including, without limitation, price) for providing such additional services or projects and, following agreement on such terms, Exhibit A hereof shall be amended to include such additions.  If SkyMall is unable or elects not to provide such additional services or projects, SkyMall will promptly inform Connexions and shall use its commercially reasonable efforts to work with Connexions in finding an equivalent replacement for such additional services or projects.

1.10 Steering Committee and Operating Committee.  In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, the Parties shall establish (i) a “Steering Committee” consisting of at least one (1) senior manager from each Party and whereby each Party is equally represented and (ii) an “Operating Committee” consisting of one (1) representative of each Party from each functional area that is the subject of Exhibits A-1 to A-7 and whereby each Party is equally represented.  The Steering Committee shall provide general oversight of the terms and conditions of this Agreement and shall work in good faith to resolve any disputes arising under this Agreement as set forth under Article 16.  The Operating Committee shall be responsible for the day-to-day operations related to the implementation of the terms and conditions of this Agreement and the Exhibits hereto.  The initial Steering Committee representatives shall be Andrew Charwat for Connexions and Scott Wiley for SkyMall.  The initial Operating Committee representatives shall be Jay Thomas (Gift Card Management and Marketing/Catalog Creation Schedules), Travis Markel (Contact Centers and Telecom Schedules), Sandy Piscitello (IT Schedule), Andrew Charwat (Facility Operations Schedule), and Dan Balestriere (Accounting and Finance Schedule) for Connexions; and Nikki Arsement (Accounting and Finance Schedule), Coleman Gardner (IT Schedule) and Matt Greenhalgh (Gift Card Management, Marketing/Catalog Creation, Contact Centers, Telecom and Facility Operations Schedules) for SkyMall.  The initial Steering Committee and Operating Committee representatives shall not be changed by either Party on less than ten (10) days’ prior written notice to the other Party.  The Steering Committee and Operating Committee representatives shall meet at least monthly (or more frequently if needed) during the term of this Agreement.  The Steering Committee and Operating Committee representatives for each Party shall stay reasonably apprised of the activities of the employees, agents and contractors of such Party who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services.

ARTICLE 2. TERM AND TERMINATION

2.1 Term of Services.  The Services to be provided under this Agreement shall commence as of the Closing Date (except to the extent provided otherwise in the Exhibits), and, with respect to each Service, shall continue until (a) the date of termination for such Service as set forth on the applicable schedule to Exhibit A, or (b) if no termination date for such Service is set forth in the applicable schedule, the date that is eighteen months following the Closing Date, or such later or earlier time as the Parties mutually agree in writing, or unless earlier terminated pursuant to Section 2.3 below.

2.2  Term of Agreement.  This Agreement shall remain in full force and effect until the earlier of (a) the expiration or termination of all of the Services provided hereunder and (b) the termination of this Agreement in accordance with Section 2.3 (the “Term”).

2.3 Termination.  Except as otherwise provided herein, or as may be specified in the Exhibits, Connexions may terminate this Agreement or one or more of the Services in whole or in part pursuant to this Agreement upon at least thirty (30) days advance written notice to SkyMall; provided that, upon request by Connexions, SkyMall shall use its commercially reasonable efforts to terminate this Agreement or such Services as promptly as reasonably practicable following receipt of such notice.  Upon termination of this Agreement, or upon termination of one or more of the Services provided pursuant to this Agreement, SkyMall shall cease and shall cause its affiliates to cease providing the terminated Service(s).  Connexions’ obligation to pay monies owed to SkyMall for Services provided prior to the effective date of such termination shall survive the termination or expiration of this Agreement.  Additionally, upon such termination of a Service by Connexions pursuant to this Article 2.3, Connexions shall be responsible for all costs and expenses incurred by Connexions in connection with obtaining a replacement for such Service. This Agreement may also be terminated pursuant to Article 14.  For the avoidance of doubt, in the event any Service or this Agreement is terminated by Connexions pursuant to Article 14, SkyMall shall reimburse Connexions for all reasonable costs and expenses incurred by Connexions in connection with obtaining a replacement for such Service or this Agreement in excess of the Service Fees, costs and expenses Connexions would otherwise be obligated to pay had the Agreement not been terminated by Connexions pursuant to Article 14.

ARTICLE 3. SERVICES FEE

3.1 Connexions agrees to pay to SkyMall on a monthly basis, within fifteen (15) days of invoice (as noted in, and subject to, Section 4.1) during the Term of this Agreement, in consideration for the Services rendered to Connexions and the Acquired Business as herein provided, the amounts set forth in connection with each Service or group of Services on Exhibit A attached hereto and made a part hereof (“Service Fees”).

3.2 To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Services, or Connexions requests early termination of any Service, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by Connexions to SkyMall.  For the avoidance of doubt, unless the Parties mutually agree otherwise, the deletion, discontinuation or early termination of any Service or group of Services as set forth on Exhibit A attached hereto shall result in a reduction in monthly Service Fees in the amount set forth in connection with each such Service or group of Services on Exhibit A that corresponds to Services not performed by SkyMall. In such event, SkyMall shall be entitled to receive all Service Fees corresponding to Services already performed by SkyMall.

ARTICLE 4. BILLING AND PAYMENT

4.1 Each month during the Term, SkyMall shall submit to Connexions for payment an invoice reasonably detailing the amounts due under this Agreement for the immediately preceding month.  Such invoice shall be payable by Connexions within fifteen (15) days from the date of such invoice unless Connexions contests in good faith the amounts set forth in such invoice by giving written notice to SkyMall of such dispute within the payment period, in which case Connexions shall pay all amounts not in dispute within such fifteen (15) day period.

4.2 In the event that a review of invoices for amounts paid by Connexions indicates an overpayment by Connexions for Services, SkyMall will, within ten (10) days after completion of such review to the reasonable satisfaction of SkyMall, reimburse Connexions for the full amount of any such overpayment.

4.3 If either Party believes that there has been a material change in the quantity or quality of Services being delivered, they may request a review by the Steering Committee of the monthly Service Fee to make revisions to Section 3.1 and/or Exhibit A in accordance with such change.

4.4

(a) During the Term prior to the opening of a new bank account for the Acquired Business, no later than 5:00 p.m. Arizona time on each Thursday, SkyMall shall provide to Connexions an accounting of all collections, receipts and other remittances received by SkyMall on account of the Acquired Business and all expenses for the Acquired Business paid or to be paid by SkyMall within the next seven days on behalf of the Acquired Business since the last accounting in accordance with Exhibit A hereto. With such accounting, SkyMall shall identify the net amount due SkyMall or Connexions. If the net amount is due to Connexions, SkyMall shall remit to Connexions by 12:00 p.m. Arizona time on the immediately following Friday the net amount due Connexions by wire transfer.  If the net amount is due to SkyMall, Connexions shall remit to SkyMall the net amount due SkyMall by 12:00 p.m. Arizona time on the immediately following Friday by wire transfer unless Connexions contests in good faith the amounts set forth in such accounting by giving written notice to SkyMall of such dispute within the payment period, in which case Connexions shall pay all amounts not in dispute by 12:00 p.m. Arizona time on the immediately following Friday.

(b) During the Term following the opening of new bank account(s) for the Acquired Business, the excess of all collections, receipts and other remittances received by SkyMall on account of the Acquired Business over all expenses for the Acquired Business paid or to be paid by SkyMall by 5:00 p.m. Arizona time Thursday of the then current week on behalf of the Acquired Business will be remitted to the Acquired Business bank account(s) by wire transfer at the close of business each day.  During such period, no later than 5:00 p.m. Arizona time on each Thursday, SkyMall shall provide to Connexions an accounting of all collections, receipts and other remittances to SkyMall on account of the Acquired Business and all expenses for the Acquired Business paid or to be paid by SkyMall within the next seven days on behalf of the Acquired Business since the last accounting in accordance with Exhibit A hereto. With such accounting, SkyMall shall identify the net amount due SkyMall.  If there is a net amount due SkyMall, Connexions shall remit to SkyMall the net amount due SkyMall by 12:00 p.m. Arizona time on the immediately following Friday by wire transfer unless Connexions contests in good faith the amounts set forth in such accounting by giving written notice to SkyMall of such dispute within the payment period, in which case Connexions shall pay all amounts not in dispute by 12:00 p.m. Arizona time on the immediately following Friday.

4.5 SkyMall’s supporting documentation used in the preparation of Acquired Business financial reports along with other detailed closing schedules and reports, net amounts due SkyMall, net amounts due Connexions, and other information relating thereto may be reviewed and copied by Connexions no more than monthly for consistency and accuracy during normal business hours by Connexions or by an independent certified public accounting firm selected by Connexions and reasonably acceptable to SkyMall; provided any such accounting firm reviewing or copying the books and records  subject to a review shall enter into a confidentiality agreement with SkyMall.  Connexions will provide reasonable notification as to its intent to perform such review under agreeable terms and conditions with SkyMall.

4.6 In the event that the results of any review conducted in accordance with Section 4.5 indicate an underpayment by Connexions or an overpayment by SkyMall to Connexions, Connexions will, within ten (10) days after completion of such review, pay SkyMall the full amount of any such underpayment or overpayment.  Any payment not made by Connexions within such ten (10) day period shall bear interest from the completion of such review through the date of payment at a fluctuating interest rate that is equal to the rate of interest from time to time announced in The Wall Street Journal under the “Money Rates” section as the “prime rate”.

4.7 In the event that the results of any review conducted in accordance with Section 4.2 and/or 4.5 indicate an over billing by SkyMall or underpayment by SkyMall for amounts due Connexions, SkyMall will, within ten (10) days after completion of such review, pay Connexions the full amount of any such overbilling or underpayment.  Any payment not made by SkyMall within such ten (10) day period shall bear interest from the completion of such review through the date of payment at a fluctuating interest rate that is equal to the rate of interest from time to time announced in The Wall Street Journal under the “Money Rates” section as the “prime rate”.

4.8 Any audit dispute between the Parties will be conclusively determined by an internationally recognized firm of certified public accountants jointly selected by Seller and Purchaser or, if Seller and Purchaser are unable to agree within five Business Days, then such internationally recognized independent public accounting firm jointly selected by Seller’s and Purchaser’s independent accountants within five Business Days thereafter (the “CPA Firm”).  Seller and Purchaser each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the CPA Firm.  The CPA Firm shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of this Agreement, and only with respect to the audit dispute so submitted, whether and to what extent the audit requires adjustment.  Seller and Purchaser shall request the CPA Firm to use its commercially reasonable efforts to render its final written determination within 30 days after such firm’s engagement.  The final written determination of the CPA Firm shall be based only on the written submissions by Seller and Purchaser, provided that Seller and Purchaser shall make reasonably available to the CPA Firm, upon the CPA Firm’s request, all relevant books and records, any workpapers (including those of the parties’ respective accountants) and supporting documentation relating to the applicable audit and all other items reasonably requested by the CPA Firm (provided that they shall contemporaneously provide a copy to the other party of any materials requested by, and provided to, the CPA Firm). None of Seller, Purchaser or any of their respective Affiliates shall have any ex parte communications or meetings with the CPA Firm regarding the subject matter hereof without the other party’s prior written consent. The final written determination shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity.  The CPA Firm’s determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser with respect thereto.  The CPA Firm’s final written determination shall be conclusive and binding upon Seller and Purchaser.  All fees and disbursements of the CPA Firm shall be borne by Seller and Purchaser in proportion to the amounts by which their respective calculations of the audit differ from the audit as finally determined by the CPA Firm.

4.9 Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 4 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE 5. INTELLECTUAL PROPERTY

5.1 Ownership and Licensing of Intellectual Property.

(a)           If in connection with SkyMall’s provision or the Acquired Business’ receipt of the Services, a Party or any of its affiliates (collectively, the “Licensor Party”) provides, or provides access to, the other Party or any of its affiliates (collectively, the “Licensee Party”) any documents or other things containing or comprising any Intellectual Property owned by such Licensor Party, such Licensor Party hereby grants to the Licensee Party, during the period from the date hereof until the date of termination of the applicable Service in accordance herewith, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid-up license to copy, display, perform, transmit, create derivative works from and otherwise modify, make, use and otherwise exploit such documents or other things containing or comprising such Intellectual Property, solely to the extent necessary to provide or receive the applicable Services in accordance with this Agreement.

(b)           Subject to the terms and conditions of this Agreement and any applicable Intellectual Property License under which a Licensor Party obtains rights to Intellectual Property, the Licensor Party hereby grants the Licensee Party, during the period from the date hereof until the date of termination of the applicable Service in accordance herewith, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid-up sublicense under the Licensor Party’s sublicensable rights in the third party Intellectual Property to copy, display, perform, transmit, create derivative works from and otherwise modify, make, use documents and other things containing or comprising such third party Intellectual Property and otherwise exploit such documents and other things that are provided or otherwise made available by the Licensor Party to the Licensee Party, solely to the extent necessary to provide or receive the applicable Services in accordance with this Agreement; provided, however, that the Licensee Party’s access to, use of and sublicensed rights in such third-party Intellectual Property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the third party licensor of such Intellectual Property, which terms and conditions will be provided by the Licensor Party to the Licensee Party on or prior to the execution of this Agreement. Notwithstanding the foregoing, neither Party as Licensor Party is hereby granting to the other Party, as Licensee Party, any right, license or sublicense in any Intellectual Property owned by a third party, even if otherwise contemplated above, unless the Licensor Party has been granted, directly or indirectly, the right to do so from the third party owner of such Intellectual Property.

(c)           Upon the termination or expiration of any element or sub-element of the Services pursuant to this Agreement, the license or sublicense, as applicable, to the relevant Intellectual Property associated with that element or sub-element will automatically terminate; provided, however, that all licenses and sublicenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. Upon any such termination or expiration, Licensee Party shall return all materials received pursuant to the terminated or expired license or sublicense, or shall at Licensor's option destroy such materials, and shall certify compliance with the foregoing.

(d)           Access to IT Systems.  Except as otherwise provided in this Section 0, each Party shall permit or provide to the other Party reasonable access, upon reasonable advance notice, to its software, networks, hardware and other information technology equipment (collectively, “IT Systems”) and facilities, solely to the extent necessary to provide or receive the Services as contemplated by and in accordance with this Agreement. The Party accessing the other Party’s IT Systems shall comply with the security and access policies generally required by that Party for access to its IT Systems, which terms and conditions will be provided to each Party by the other Party. Each Party may amend its respective security and access policies from time to time, and shall provide the amended policies to the other Party.  Each Party’s right to use and access the other Party’s IT Systems shall at all times be governed by and in compliance with Section 5.1, Article 9, Article 10 and Article 11.

5.2 Disclaimer of Rights or License.  Except as otherwise expressly provided in this Agreement, the IP License Agreement or the Purchase Agreement, no Party shall have any rights or licenses with respect to any Intellectual Property of the other Party. All rights and licenses not expressly granted in this Agreement, the IP License Agreement or the Purchase Agreement are expressly reserved by the relevant Party.

ARTICLE 6. NOTICES

All notices and other communications hereunder shall be in writing and in the English language and shall be deemed given when delivered personally or by overnight mail or to the extent receipt is confirmed, facsimile or other electronic transmission service, or five (5) calendar days after being mailed by registered mail, return receipt requested, to a Party at the following address:

If to SkyMall to:

SkyMall, LLC 1520 E. Pima Street
Phoenix, Arizona 85034
Attention: Scott Wiley
Phone: 602-528-8659
Email: swiley@skymall.com

with copies to:

Quarles & Brady LLP One Renaissance Square Two North Central Avenue Phoenix, Arizona 85004-2391
Attention: Steven P. Emerick
Phone: 602-230-5517
Fax: 602-417-2980 Email: Steve.Emerick@quarles.com

If to Connexions to:

Connexions Loyalty, Inc.
7814 Carousel Lane
Richmond, VA 23294-4212
Attention: Scott Lazear
Phone: 804-217-8090

with copies to:

Affinion Group Holdings, Inc.
6 High Ridge Park
Stamford, CT 06905
Attention: Legal Department
Phone: 203-956-1237
Fax: 203-956-1206
and
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Adam K. Weinstein
Phone: 212-872-8112
Fax: 212-872-1002

or to such other address or to such other person for a Party as shall be specified by like notice.  Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party.

ARTICLE 7. DELEGATION AND ASSIGNMENT

Except to the extent permitted by Article 1 of this Agreement, SkyMall shall not delegate any of its duties to perform Services hereunder.  Connexions shall not assign or subcontract its rights, duties or obligations under this Agreement, except to (a) its subsidiaries, affiliates, contractors or agents (with reasonable prior notice to SkyMall and subject to SkyMall’s ability to provide Services to such persons), (b) its financing sources, or (c) with the prior written consent of SkyMall.  This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.  However, in the event that Connexions sells or otherwise divests any or all of the Acquired Business, SkyMall shall have the right to immediately terminate any Service if such sale or divestiture would materially increase SkyMall’s obligations to provide such Service under this Agreement.

ARTICLE 8. LIMITED WARRANTY

In performing the Services, SkyMall shall use commercially reasonable best efforts to employ methods, procedures and utilities in the manner and at a relative nature and quality of service at the higher of the Services Standards and the standards employed by it with respect to its own business and affairs.

ARTICLE 9. BOOKS AND RECORDS

9.1 SkyMall shall keep, and make available to Connexions and its representatives, complete and accurate records and accounts, in accordance with SkyMall’s normal practices with respect to the Acquired Business, of all material transactions pertaining to the Services, and shall preserve them for the longer of (a) a period of three (3) years following the end of the fiscal year to which they pertain, (b) the period consistent with SkyMall’s retention policies or (c) such longer period as may be necessary to enable SkyMall to comply with provisions of the Purchase Agreement and applicable law.  After the expiration of such period referred to in this Section 9.1, except as set forth in Section 9.2, SkyMall shall have no further duty to retain any of such books and records or to notify Connexions before the disposition or destruction thereof.  Connexions may review these books and records upon reasonable advance notice during normal business hours.

9.2 SkyMall shall provide a list of any such books and records which have become eligible for destruction to Connexions for review before disposal takes place.  Connexions shall provide the name of the reviewing party to SkyMall and reviews shall occur and be completed within sixty (60) days of presenting the list of records eligible for destruction.  Upon completion of such review Connexions shall inform SkyMall if it believes in good faith that any such records are not eligible for destruction or if it requires any such records be shipped to Connexions rather than destroyed, and SkyMall shall promptly comply with any such request.  If Connexions does not respond to SkyMall within sixty (60) days following provision of the list of books and records which have become eligible for destruction, such books and records may be destroyed or shipped to Connexions for disposition.

9.3 Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 9 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE 10. CONFIDENTIAL INFORMATION

10.1 For purposes hereof, “Confidential Information” means any and all data, documentation and other information, in whatever form, disclosed by or on behalf of either Party (the “Disclosing Party”) or any affiliate, agent, subcontractor, representative or other person acting on its behalf to the other Party (the “Receiving Party”) or any affiliate, agent, subcontractor, representative or other person acting on its behalf pursuant to this Agreement, including, but not limited to, financial statements, financial projections, business plans or results, sales information, statistical compilations, customer data and lists, client data and profiles, contracts and contractual obligations, components of intellectual property, unique designs, business processes, algorithms, computer programs or other technology and trade secrets.  Notwithstanding the foregoing, Confidential Information does not include any information:

(a) that becomes generally publicly known or is or becomes readily available in public records or documents, other than as a result of a disclosure by the Receiving Party in breach of this Article 10;

(b) which can be shown to have been known by the Receiving Party without obligation of confidentiality prior to its disclosure by the Disclosing Party;

(c) that is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which is not known by the Receiving Party after reasonable inquiry to be prohibited from disclosing such information to the Receiving Party by legal, contractual or fiduciary or other obligation to the Disclosing Party; or

(d) is independently developed by the Receiving Party without use of any of the Confidential Information.

If any part of the Confidential Information falls under one of the above clauses (a) – (d), then only that portion shall be excluded from the terms and conditions of this Article 10.

10.2 The Receiving Party shall hold the Confidential Information in strict confidence and use the same level of care in safeguarding the Confidential Information against any and all loss, theft or other inadvertent disclosure that such Party uses in safeguarding its own confidential information of a similar nature, but in any case no less than a reasonable degree of care.

10.3 Neither Party shall use the Confidential Information other than for the purpose of performing its respective obligations under this Agreement or disclose, transfer or in any way divulge, directly or indirectly, any of the Confidential Information, under any circumstances or by any means, to any third party without the prior written consent of the other Party or as otherwise permitted by this Article 10. Neither Party shall copy, transmit, reproduce, summarize, or quote, any of the Confidential Information except for the purpose stated above, or make any commercial or unauthorized use whatsoever of any of the Confidential Information without the prior written consent of the other Party.

10.4 The Receiving Party shall reveal the Confidential Information only to its affiliates, and its and their respective officers, directors, employees, advisors (including, without limitation, attorneys, accountants, financial advisors and potential financing sources), subcontractors, agents and other representatives (collectively, such Party’s “Representatives”) who need to know the Confidential Information for purposes intended by the parties hereto.  The Receiving Party shall not make any such disclosure of Confidential Information unless it has informed its Representatives of the terms of this Agreement and directed such Representatives to act in accordance with this Article 10.  The Receiving Party shall be solely liable for any breach hereof by its Representatives.

10.5 In the event that the Receiving Party or its Representatives becomes legally compelled to disclose any such Confidential Information, such Receiving Party shall, to the extent legally permissible, provide the Disclosing Party with notice as promptly as practicable and all reasonable assistance and information reasonably requested by the Disclosing Party so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 10.  In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions of this Article 10, the Receiving Party will furnish only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

10.6 In order to protect the interests of both Parties with respect to Confidential Information contained within the information technology systems (both hardware and software) which will be utilized by the Parties during the Term, both Parties shall use reasonable best efforts to implement and effect security procedures intended to protect such Confidential Information.

10.7 Each Party shall, upon the termination of this Agreement or at the request of the other Party, as soon as practicable and except as required to be maintained to comply with provisions of the Purchase Agreement, applicable Law or any bona fide document retention policy, at such Party’s sole option return to the other Party or destroy all Confidential Information of such other Party or any of its affiliates in a tangible form, all copies thereof and all notes, extracts or summaries based thereon.  Each Party shall, at the other Party’s request, confirm compliance with this Section 10.7 in writing.

10.8 THE CONFIDENTIALITY AND NONDISCLOSURE OBLIGATIONS OF THIS ARTICLE 10 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

ARTICLE 11. PERSONALLY IDENTIFIABLE INFORMATION

11.1 Personally Identifiable Information.  As it is used in this Agreement, the term "Personally Identifiable Information" means information about an individual that either (a) contains data elements that identify the individual or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual. Personally Identifiable Information includes, but is not limited to, all information concerning or related to customer accounts, or prospects of such accounts, that is disclosed to a Party or any of its affiliates (or to which a Party or any of its affiliates gains access pursuant to the transactions contemplated under this Agreement or the Purchase Agreement), regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include but not be limited to (i) personal identifiers such as name, address, social security number, date of birth, driver's license number or state identification number, and passport number, (ii) health information, including any information relating to treatment or conditions, (iii) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information, insurance policy number and (iv) demographic information.

11.2 Limitations on Collection, Use and Disclosure.  Neither Party (as a “Receiving Party”) shall and shall cause its affiliates not to, collect, use, or disclose Personally Identifiable Information owned by, in the possession of, or received or otherwise accessed by or for the other Party (each Party as a “Disclosing Party”) or any of its affiliates in any manner that violates this Agreement or applicable Law.  Such Receiving Party shall, and shall cause its affiliates and its and their respective Representatives to, collect, use, disclose and maintain such Personally Identifiable Information of the Disclosing Party in accordance with the Disclosing Party’s policies, procedures and customer and consumer notifications concerning Personally Identifiable Information.  For the avoidance of doubt, neither Party as a Receiving Party nor any of its affiliates or any of its or their respective Representatives shall use any portion of the Disclosing Party’s Personally Identifiable Information for any purpose not expressly authorized herein.

11.3 Permitted Collection, Use and Disclosure.  Either Party as a Receiving Party shall be permitted to: (i) collect, use, and disclose the Disclosing Party’s Personally Identifiable Information to the Receiving Party’s affiliates and its and their respective Representatives, but only to the extent reasonably necessary in order for the Receiving Party and its affiliates to perform their respective obligations and exercise their respective rights and remedies under this Agreement to the extent not prohibited by applicable Law, and the Receiving Party shall, and shall cause its affiliates to, take all such action as shall be necessary or desirable in order to ensure that each of its personnel maintains the privacy and security of any of the Disclosing Party’s Personally Identifiable Information that is so collected, used or disclosed by the Receiving Party or its personnel and shall be responsible for any breach of this Article 11 by any of its personnel; and (ii) disclose any of the Disclosing Party’s Personally Identifiable Information if such Party (A) determines (on the advice of its counsel) that it is required to disclose such Personally Identifiable Information pursuant to applicable Law and such disclosure is not prohibited by applicable Law or (B) receives any demand under lawful process or from any Governmental Authority to disclose or provide such Personally Identifiable Information; provided, that, in the case of this subclause (B), Receiving Party shall notify the Disclosing Party prior to disclosing or providing such Personally Identifiable Information and shall cooperate, at the Disclosing Party’s expense, in seeking any reasonable protective arrangements requested by the Disclosing Party.  In any event, Receiving Party shall furnish only that portion of such Personally Identifiable Information which is legally required to be furnished and shall exercise its reasonable best efforts to obtain protective treatment of such Personally Identifiable Information.

11.4 Protection of Personally Identifiable Information.  Each Party as a Receiving Party shall, with respect to any of the Disclosing Party’s Personally Identifiable Information, and shall cause its affiliates to, at all times implement and maintain reasonable and appropriate privacy measures and administrative, physical and technical security measures to safeguard the confidentiality, integrity, and availability of the Disclosing Party’s Personally Identifiable Information.  Such privacy and security measures shall be compliant with applicable Law and applicable privacy policies and customer and consumer notifications.  Receiving Party shall, and shall cause its affiliates to, limit access to the Disclosing Party’s Personally Identifiable Information to those of Receiving Party’s and its affiliates' Representatives who have a specific need for such access in order for Receiving Party and its affiliates to perform their respective obligations and exercise their respective rights and remedies under this Agreement or to otherwise perform a legitimate business purpose, and shall not transfer or give access to any third party (other than any such Representative for such purposes) without the Disclosing Party's approval (not to be unreasonably withheld, conditioned or delayed).

11.5 Breaches of Personally Identifiable Information.  Receiving Party shall, immediately upon discovery of an actual or suspected breach by the Receiving Party or any of its affiliates or any of its or their Representatives of the privacy or security of Disclosing Party’s Personally Identifiable Information, provide notice to the Disclosing Party explaining the nature and scope of the incident.  In such cases, the Receiving Party shall cooperate in any investigation Disclosing Party deems reasonably necessary (including without limitation any forensic investigation) and the Receiving Party shall pay all costs relating to breach notification, breach remediation, and identity protection services that Disclosing Party reasonably determines need to be furnished to affected customers and consumers provided Receiving Party may not contact any consumer or customer or issue any public notice or otherwise contact law enforcement personnel without consultation with and agreement by Disclosing Party.

11.6 Destruction of Personally Identifiable Information. Upon the request of Disclosing Party, the Receiving Party shall, as soon as practicable and except as required to be maintained by Law, securely destroy, and cause to be securely destroyed all copies of Disclosing Party’s Personally Identifiable Information made available to the Receiving Party or any of its affiliates, and, at Disclosing Party’s request, such destruction shall be confirmed in writing by one of the Receiving Party’s authorized officers.  At all times, any Personally Identifiable Information that is destroyed shall be disposed of in a manner consistent with Payment Card Industry Data Security Standards requirements and all other applicable Laws and industry standards, including the NIST Media Sanitization Guidelines 800-88 to ensure that data cannot be read or reconstructed from any records of any kind.  Nothing in this Section __ shall authorize either Party to destroy information that is required to be maintained or retained under applicable Law.

11.7 Survival of Personally Identifiable Information and Nondisclosure Obligations.  The protections and obligations set forth in this Article 11 shall survive the expiration or termination of this Agreement.

ARTICLE 12. INDEPENDENT CONTRACTOR

SkyMall is and shall remain at all times an independent contractor of Connexions in the performance of all Services hereunder; and all persons employed by SkyMall or under contract or agreement with SkyMall to perform such Services shall be and remain employees or contractors solely of SkyMall and subject only to the supervision and control of SkyMall supervisory personnel.

ARTICLE 13. COMPLIANCE WITH LAWS AND REGULATIONS

13.1 Each Party shall give all notices and obtain all licenses and permits required by applicable laws, rules, ordinances, codes or regulations and shall comply with all applicable laws, rules, ordinances, codes and regulations of any governmental entity or regulatory agency governing the Services to be provided hereunder.

13.2 If it is found that a Service or report results in either Party being given notice that it is in violation of a law or regulation by a third-party regulatory or governmental agency, the Parties will mutually cooperate to provide the Service in a way that is not in violation of such law or regulation.  Failing such best efforts, either Party may cancel such Service.

ARTICLE 14. DEFAULT

Notwithstanding anything to the contrary contained herein, if either Party fails to fulfill any of its material obligations hereunder, unless such failure is otherwise excused by or subject to other provisions of this Agreement, the other Party may give notice to the defaulting Party of such default.  If the defaulting Party does not cure the default within three (3) days of the date of this notice, or if the default is curable but the default is of such a nature that it cannot be cured within three (3) days, and the defaulting Party has not taken reasonable steps to commence to cure the default (or does not proceed with due diligence to complete the cure), the Party not in default, upon written notice, may terminate its further obligations hereunder directly related to the subject matter of the default effective on the expiration of such three (3) day period; provided, however, that if the Party claimed to be in default disputes such claim, the dispute resolution procedures contained herein shall apply.

ARTICLE 15. INDEMNITY AND LIMITED LIABILITY

15.1 For purposes of Article 15 and Article 16 of this Agreement, the following defined terms shall apply:

“Applicable Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction, decree or other requirement applicable to the subject matter hereof, in effect and as interpreted from time to time.

“Damages” means, collectively, all Liabilities, losses, claims, damages, causes of action, lawsuits, administrative proceedings, investigations, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys’ fees and disbursements).

“DOEA” means the directors, officers, employees and agents of the relevant entity.

“Liabilities” shall have the meaning ascribed to such term in the Purchase Agreement.

15.2 Connexions agrees to release, discharge, defend, indemnify, save and hold harmless SkyMall, its DOEA, its affiliates and their respective DOEA, from and against any and all Liabilities and Damages arising out of any gross negligence, willful misconduct or intentional breach of Connexions, its DOEA, its affiliates and their respective DOEA, arising from or related to the performance of this Agreement by Connexions, except to the extent caused by the gross negligence, willful misconduct or intentional breach of SkyMall, its DOEA, its affiliates or their respective DOEA. SkyMall agrees to release, discharge, defend, indemnify, save and hold harmless Connexions, its DOEA, its affiliates and their respective DOEA, from and against any and all Liabilities and Damages arising out of any gross negligence, willful misconduct or intentional breach of SkyMall, its DOEA, its affiliates and their respective DOEA, arising from or related to the performance of this Agreement by SkyMall, except to the extent caused by the gross negligence, willful misconduct or intentional breach of Connexions, its DOEA, its affiliates and their respective DOEA.

15.3 Any claim for indemnification or defense under this Agreement shall be made in accordance with the procedures set forth in Article 16 of this Agreement.  This provision will survive any expiration or termination of this Agreement.

ARTICLE 16. DISPUTES

16.1 Resolution Procedure.  Each Party agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties or as provided for in this Article 16.

16.2 Exchange Of Written Statements.  In the event of a dispute under this Agreement, either Party may give a notice to the other Party requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute.  Not later than fifteen (15) days after said notice, each Party shall submit to the other Party a written statement setting forth such Party’s description of the dispute and of the respective positions of the Parties on such dispute and such Party’s recommended resolution and the reasons why such Party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement.  Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a Party pursuant to this Article 16 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

16.3 Good Faith Negotiations.  If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it.

16.4 Determination of Resolution Panel.  Not later than thirty (30) days after the commencement of good-faith negotiations:  (i) if the Steering Committee renders an agreed resolution on the matter in dispute, then both Parties shall be bound thereby; and (ii) if the Steering Committee does not render an agreed resolution, then either Party may submit the dispute to arbitration in accordance with Section 16.5 hereof.

16.5 Arbitration.  A matter in dispute hereunder submitted for resolution by arbitration shall be arbitrated in accordance with the then existing commercial arbitration rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, subject to (a) through (h) below.

(a) Upon the request of either Party, the arbitration shall be conducted under the expedited rules of the American Arbitration Association for commercial arbitrations.

(b) In the case the amount of any matter in dispute is less than or equal to $100,000, the number of arbitrators shall be one (1) independent arbitrator appointed by the American Arbitration Association.  In the case the amount of any matter in dispute is greater than $100,000, the number of arbitrators shall be three (3) independent arbitrators, with one appointed by each Party, and the two appointees selecting the third arbitrator in accordance with the said rules.  If either Party fails to select an arbitrator within ten (10) days after notice of such failure from the other Party or the American Arbitration Association, then the American Arbitration Association shall appoint such arbitrator.  If the two appointees are unable to agree on the third arbitrator, then the American Arbitration Association shall select the same using the foregoing qualification.  Each arbitrator shall be a competent and reputable individual with experience as a judge, a chief executive officer or chief financial officer.

(c) The arbitration hearing shall be held in New York City, New York, at such date, time and place as established by the arbitrators.

(d) The arbitrators shall have power to rule on their own competency and on the validity of this Agreement to make reference to arbitration.

(e) Not later than fifteen (15) days after the conclusion of the arbitration hearing, but prior to the rendering of any arbitral decision and award, each Party may submit to the arbitrators a written statement of such Party's (i) understanding and view of the Parties' respective positions on the dispute, and (ii) recommendation as to an appropriate resolution of the dispute and the reasons why it believes such resolution is appropriate.  In reaching a decision on any dispute hereunder, the arbitrators may take into account such statement.

(f) The arbitrators must render their arbitral decision and award and give a written opinion setting forth the basis of their decision, all not later than forty-five (45) days after the conclusion of the arbitration.

(g) Each Party shall take or cause to be taken all reasonable action to facilitate the conduct of the arbitration and the rendering of the arbitral award at the earliest possible date.

(h) The costs of the arbitration shall be borne and paid by Seller and Purchaser in proportion to the amounts by which their respective calculations of the amount in dispute differ from the amount as finally rendered by the arbitrators.

16.6 Injunctive Relief.  The Parties recognize and acknowledge that in the event of a potential, anticipatory or actual breach of this Agreement, it may be necessary or appropriate for the non-breaching Party to seek injunctive relief, if and to the extent legally available, in order to avoid harm or further harm to the non-breaching Party.  If a Party desires injunctive relief, it may pursue the same in any court of competent jurisdiction; provided, however, that, if granted, such injunctive relief shall apply only to prevent a breach or further breaches and shall remain in effect only so long as the court deems necessary or appropriate to permit resolution of the underlying disputes in accordance with this Article 16. Neither the seeking of injunctive relief nor the granting thereof is intended or shall result in the application of a substantive or procedural law other than the applicable governing law pursuant to this Article 16.

16.7 Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 16 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE 17. MISCELLANEOUS

17.1 To the extent the arrangements necessary to provide Connexions with Services are not sufficiently addressed in this Agreement (including the Exhibits hereto), upon request of Connexions, the Steering Committee shall determine what instruments, documents and other actions are required, and the Parties shall draft (and if necessary execute) such documents or instruments and take all such other actions as may be necessary or appropriate.

17.2 If any provision of this Agreement or the application of any such provision to any person(s) or circumstance(s) shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Agreement shall remain in full force and be effectuated as if such illegal, invalid or unenforceable provision is not part hereof; provided, however, that (i) if the deletion of any provision of this Agreement frustrates an essential purpose(s) of the Agreement or material right(s) of a Party, then such Party may terminate this Agreement without further liability or obligation, and (ii) absent such frustration and to the extent legally possible, the Parties shall seek in good faith agree upon alternate provisions or arrangements to achieve the same purposes as the invalid, illegal or unenforceable provision.

17.3 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

17.4 The headings for the articles, sections and paragraphs in this Agreement are for convenience and reference only and shall not limit in any way or otherwise affect any of the terms or provisions hereof.

17.5 This Agreement may not be changed, altered, modified or amended except in writing signed by the Parties.

17.6 The failure of either Party to demand strict performance of the terms hereof, or to exercise any right conferred herein shall not be construed as a waiver or relinquishment of its right to assert or rely on any such term or right in the future.  Waiver by either Party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed to be a waiver of a subsequent breach of the same term, provision or condition.  Failure or delay by either Party to require performance of any provision of this Agreement will not affect or impair such Party’s right to require full performance with such provision at any time thereafter. Any review or approval by a Party required or permitted pursuant to this Agreement shall not be deemed to be a waiver of any provision of this Agreement nor shall it excuse any non-conforming performance by the other Party.

17.7 The parties shall not be entitled to offset any payments to be made by a party by any amounts due such party under this Agreement, the Purchase Agreement, or otherwise.

17.8 Except as otherwise expressly provided in this Agreement, the provisions of this Agreement are for the benefit of the Parties hereto and not for any other person.  This Agreement shall not provide any third person with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

17.9 The validity, interpretation and performance of this Agreement and any dispute connected with this Agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of New York (exclusive of such state’s choice or conflicts of laws rules).

17.10 In the event of any conflict between the terms of this Agreement and the Purchase Agreement, the terms of this Agreement shall govern.  In the event of any conflict between the terms of this Agreement and the Exhibits hereto, the terms of the Exhibits shall govern.

*  *  *  *  *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SKYMALL, LLC By: /S/ Scott Wiley Name: Scott Wiley Title: Chief Financial Officer CONNEXIONS LOYALTY, INC. By: /s/ Todd Siegel Name: Todd Siegel Title: Chief Executive Officer

Transition Services Agreement between SkyMall and Connexions

Exhibit A – Description of Services1

A-1           Gift Card Management and Fulfillment

A-2           Contact Center

A-3           Telecom

A-4           Information Technology

A-5           Catalog Creation and Production Services

A-6           Facility Operations

A-7            Finance and Accounting

1 If Connexions directs SkyMall to provide a service of a greater scope or magnitude than the SkyMall Standards, such additional service shall be upon the mutual agreement of the Parties.

Schedule 1 to Exhibit A

Transition Services Schedule for:

Gift Card Management & Fulfillment Activities

Schedule Name	Gift Card Management & Fulfillment Activities
Service Provider(s)	SkyMall, LLC (“SkyMall”)
Service Recipient(s)	Connexions Loyalty, Inc. (“Connexions”)

The Services described in this Services Schedule shall be provided subject to the terms and conditions set forth in the Transition Services Agreement by and between SkyMall and Connexions dated as of September 8, 2014 (as amended, modified or supplemented from time to time, the “TSA”).   In the event of any conflict between the terms or conditions of the TSA and the terms or conditions of this Services Schedule, the terms and conditions of this Services Schedule shall govern.  Capitalized terms not defined in this Services Schedule have the meanings set forth in the TSA.

The Services set forth in this Services Schedule shall be provided for the duration (Section 2) and at the cost (Section 3) set forth in this Services Schedule, unless otherwise agreed in writing by SkyMall and Connexions.

1.	Services to be Provided

Service	Description of Service Element
Gift Card Management
SkyMall shall maintain accurate inventory records demonstrating inventory received, fulfilled, returned, and adjusted resulting in a final on hand inventory valuation.  SkyMall shall also support and provide personnel to assist with any and all inventory activities at Connexions’ direction including, but not limited to, monthly onsite physical inventory cycle counts and end-of-year onsite full inventory counts.

SkyMall will maintain positive relationships with third party vendors, shipping carriers, and fulfillment providers as not to hurt or in any way damage the business relationship and assist with transition to Connexions.

SkyMall will reimburse Connexions for the cost of any gift cards determined to be missing or lost as the result of a monthly inventory cycle count or full inventory count.

SkyMall shall provide a daily report by inventory segment (i.e. Capital One, Bank of America and Phoenix, which includes Marriott and Caesars) detailing the following information for the previous day at the card/denomination level:
• Beginning perpetual inventory balance
• Purchases (card receipts)
• Fulfillment activity,
• Returns
• Ending perpetual inventory balance

SkyMall shall document and share any escalated supplier issues with Connexions.

SkyMall shall continue to perform receiving of gift cards consistent with current practices and processes.

SkyMall shall continue to support customer service requests, which require actions performed by the Fulfillment and Receiving staff.

SkyMall shall continue to support the processing of returns consistent with current practices and processes, including but not limited to customer usage research, deactivation of cards with merchants, re-issue of undeliverable letters, and collection of replacement cards from merchants when necessary.

SkyMall Gift Cards:
• SkyMall shall supply Connexions with SkyMall unique items included in client programs under this TSA until such time as a commercial sales agreement is executed.  SkyMall will warrant all SkyMall unique items sold to SMV/Connections are new and gift cards carry full face value and will not expire or devalue over time. SkyMall will deliver items in a consistent manner and timeframe as is their current practices and processes.

• All SkyMall unique gift cards shall continue to be priced in a manner that’s consistent with current pricing practices.

Gift Card Fulfillment
SkyMall shall continue to fulfill gift cards in the same manner and accuracy as current practices and processes.  SkyMall shall also maintain proper staff to support gift card fulfillment process including inventory receipt, purchasing, and fulfillment functions and any other functions required to support the Gift Card Fulfillment process.

SkyMall will develop a regular staffing plan, in an agreed upon format, and review with Connexions on a regular basis.

SkyMall will continue to provide all supplies and consumables including but not limited to meter ink and hot melt glue as well as maintain and service all equipment required to support the gift card fulfillment process.

SkyMall shall provide coaching, development, and employee training for existing employees and any new employees added with the approval of Connexions, consistent with current practices to ensure client SLA’s are met.

Non-recurring Services
SkyMall shall perform Gift Card Management and Fulfillment Activities non-recurring services and special projects as mutually agreed to by Connexions and SkyMall in the future.

Upon request and as needed, SkyMall shall package and ship via secure method, according to Connexions standards, any and all SkyMall Ventures gift cards requested by Connexions.

2.	Duration

Unless earlier terminated in accordance with the terms of the TSA, the Services set forth in this Services Schedule shall be provided by SkyMall to Connexions for the Service Period set forth in the chart below; provided, however, that, notwithstanding anything to the contrary contained in the TSA, the termination for convenience by Connexions of any of the Services set forth in this Services Schedule shall only be effective upon at least 30 days advance written notice to SkyMall.

Service	Service Period
Gift Card Management	18 months following the Effective Date
Gift Card Fulfillment	18 months following the Effective Date
Non-Recurring Services	18 months following the Effective Date

3.	Service Fees / Pricing

To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Services, or Connexions requests early termination of any Service, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by Connexions to SkyMall.

Service	Cost
Review and Supervision	$992 per month for as long as any services are performed under this Service Schedule
Gift Card Management and Fulfillment	100% of actual cost for the gift card fulfillment department (i.e. department 700 in the SkyMall chart of accounts) will be billed to Connexions each month.
Non-Recurring Services	The cost for any non-recurring services and/or special project requested by Connexions will be mutually agreed to by Connexions and SkyMall before the services are performed.

It is intended that any ‘pass through’ charges shall reflect SkyMall’s actual costs at such time under applicable third party agreements.  Any ‘pass through’ costs in the above schedule may be amended from time to time by SkyMall to reflect the then in effect costs.  Except for changes made pursuant to the immediately preceding sentence, it is intended that the service fees shall not be subject to any changes except with the mutual written agreement of SkyMall and Connexions.

4.	Excluded Services

None.

5.	Connexions’ Obligations

None.

Additional Terms and Conditions

None.

6.	Key Contacts (and Approvals)

SKYMALL	CONNEXIONS
1520 E Pima St Phoenix, AZ 85034	7814 Carousel Lane Richmond, VA 23294
SKYMALL Service Manager	Connexions Service Manager
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
SKYMALL Approval	Connexions Approval
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
Signature:	Signature:
Date:	Date:

Schedule 2 to Exhibit A

Transition Services Schedule for:

Contact Center

Schedule Name	Contact Center
Service Provider(s)	SkyMall, LLC (“SkyMall”)
Service Recipient(s)	Connexions Loyalty, Inc. (“Connexions”)

The Services described in this Services Schedule shall be provided subject to the terms and conditions set forth in the Transition Services Agreement by and between SkyMall and Connexions dated as of September 8, 2014 (as amended, modified or supplemented from time to time, the “TSA”).   In the event of any conflict between the terms or conditions of the TSA and the terms or conditions of this Services Schedule, the terms and conditions of this Services Schedule shall govern.  Capitalized terms not defined in this Services Schedule have the meanings set forth in the TSA.

The Services set forth in this Services Schedule shall be provided for the duration (Section 2) and at the cost (Section 3) set forth in this Services Schedule, unless otherwise agreed in writing by SkyMall and Connexions.

1.	Services to be Provided

Service	Description of Service Element
Contact Center Front Line and Support Agents
SkyMall shall provide continuation of all Loyalty front line and support calls in accordance with the current Service Level Agreements (SLA’s) and agent quality standards established for each client. In addition, the agents shall provide continuation of off phone work, including email correspondence, order management and reporting, return and refund reporting, and all other off-phone responsibilities managed by the contact center staff immediately prior to the effective date.

Workforce Management and Contact Center Reporting
SkyMall shall provide the following support and transition services related to workforce management:
• Support and manage the routing of call volume to the Phoenix, AZ location.
• Support and manage the agent staffing levels (including the planning of new hire classes) and work schedules. Any additions to staff to ensure SLA compliance shall be proposed and approved through a monthly joint forecasting process.
• Support the processing of time-off requests for the agents.
• Preparation of Contact Center reports (key metrics, client results, agent metrics, etc.).

Training
SkyMall shall provide coaching, development, and agent training for existing agents and any new agent classes added with the approval of Connexions consistent with current practices and processes.

Additionally, SkyMall shall provide subject matter expert (SME) training and on-site training support as necessary to successfully implement use of SMV tools in Connexions locations.

Quality Assurance	SkyMall shall continue to provide the appropriate quality assurance support and participation in call calibrations consistent with current practices and processes.
Business Continuity	SkyMall shall continue to support Business Continuity Plans consistent with current practices and processes.
Transitional Migration Support
SkyMall shall assist Connexions with the migration of the contact center and unless otherwise prohibited by law, regulation or contractual restriction, shall share information needed by the contact center to transition the services provided under this Services Schedule.

Non-Recurring Services	SkyMall shall perform Contact Center non-recurring services and special projects as mutually agreed to by Connexions and SkyMall in the future.

2.	Duration

Unless earlier terminated in accordance with the terms of the TSA, the Services set forth in this Services Schedule shall be provided by SkyMall to Connexions for the Service Period set forth in the chart below; provided, however, that, notwithstanding anything to the contrary contained in the TSA, the termination for convenience by Connexions of any of the Services set forth in this Services Schedule shall only be effective upon at least 30 days advance written notice to SkyMall.

Service	Service Period
Contact Center Front Line and Support Agents	18 months following the Effective Date
Workforce Management and Contact Center Reporting	18 months following the Effective Date
Training	18 months following the Effective Date
Quality Assurance	18 months following the Effective Date
Business Continuity	18 months following the Effective Date
Transitional Migration Support	18 months following the Effective Date
Non-Recurring Services	18 months following the Effective Date

3.	Service Fees / Pricing

To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Services, or Connexions requests early termination of any Service, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by Connexions to SkyMall.

Service	Cost
Contact Center Front Line and Support Agents	49% of actual costs for the SkyMall contact center support department (i.e. department 505 in the SkyMall chart of accounts) will be billed to Connexions each month.
Workforce Management and Contact Center Reporting	$15,115 per month
Training	$3,717 per month
Quality Assurance	$3,365 per month
Business Continuity	$1,535 per month
Transitional Migration Support	$1,239 per month
Non-Recurring Services	The cost for any non-recurring services and/or special project requested by Connexions will be mutually agreed to by Connexions and SkyMall before the services are performed.

It is intended that any ‘pass through’ charges shall reflect SkyMall’s actual costs at such time under applicable third party agreements.  Any ‘pass through’ costs in the above schedule may be amended from time to time by SkyMall to reflect the then in effect costs.  Except for changes made pursuant to the immediately preceding sentence, it is intended that the service fees shall not be subject to any changes except with the mutual written agreement of SkyMall and Connexions.

4.	Excluded Services

None.

5.	Service Recipient’s Obligations

None.

6.	Additional Terms and Conditions

“Contact Center” means the contact center located in Phoenix, AZ.

The Services set forth in this Services Schedule shall be provided during the hours set forth below:

Service Hours	Customer Contact Support - Monday to Friday from 5:00 am to 8:00 pm and Saturday from 7:00 am to 4:00 pm. Support Services, including Workforce Management – Monday to Friday from 8:00 am to 5:00 pm.

7.	Key Contacts (and Approvals)

SKYMALL	CONNEXIONS
1520 E. Pima St. Phoenix, AZ 85034	7814 Carousel Lane Richmond, VA 23294
SKYMALL Service Manager	Connexions Service Manager
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
SKYMALL Approval	Connexions Approval
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
Signature:	Signature:
Date:	Date:

Schedule 3 to Exhibit A

Transition Services Schedule for:

Telecom Services

Schedule Name	Telecom
Service Provider(s)	SkyMall, LLC (“SkyMall”)
Service Recipient(s)	Connexions Loyalty, Inc. (“Connexions”)

The Services described in this Services Schedule shall be provided subject to the terms and conditions set forth in the Transition Services Agreement by and between SkyMall and Connexions dated as of September 8, 2014 (as amended, modified or supplemented from time to time, the “TSA”).   In the event of any conflict between the terms or conditions of the TSA and the terms or conditions of this Services Schedule, the terms and conditions of this Services Schedule shall govern.  Capitalized terms not defined in this Services Schedule have the meanings set forth in the TSA.

The Services set forth in this Services Schedule shall be provided for the duration (Section 2) and at the cost (Section 3) set forth in this Services Schedule, unless otherwise agreed in writing by SkyMall and Connexions.

1.	Services to be Provided

Service	Description of Service Element
Telecommunications Services
SkyMall shall provide continuing use of existing inbound toll-free, outbound long distance/international calling.

SkyMall shall continue to provide and set up any new services requested by any client and approved by Connexions.

Telecommunications Management
SkyMall shall provide the following support with the management of telecommunications carriers and vendors:
• Participating in monthly vendor/carrier meetings
• Reviewing invoices from telecommunications carriers and vendors, validating charges and allocating charges to Connexions
• Assisting in the resolution of billing disputes

SkyMall shall invoice and, upon the request of Connexions, provide reasonable supporting documentation to Connexions for its portion of all fixed and variable services provided by such telecommunications carriers and vendors, including services billed on a pass-through basis.

Telephone System Support
SkyMall shall provide continuing service, support, and any required system configuration changes to the existing PBX and voicemail system in support of all back office employees based out of the Phoenix, AZ location.

Contact Center Support
For each of the Applicable Systems (as defined below), SkyMall shall provide the following:
• System preventive maintenance
• Provisioning new toll free numbers
• ACD call flow changes and modifications
• Adding/Deleting agents on the ACD and CMS systems
• Modifications to call routing
• Backing up and retrieving call recordings

“Applicable Systems” means each of the following existing systems:  Avaya Automatic Call Distributor (ACD) system, Tantacomm call recording system, and Contact Management System (CMS) call reporting.

Transitional Migration Support
SkyMall shall assist Connexions with the migration of carrier service and, unless otherwise prohibited by law, regulation or contractual restriction, shall share information needed for telecommunications system configuration and design required to transition off the telecommunications services provided under this Services Schedule.

Non-Recurring Services	SkyMall shall perform non-recurring Telecom services and special projects as mutually agreed to by Connexions and SkyMall in the future.

2.	Duration

Unless earlier terminated in accordance with the terms of the TSA, the Services set forth in this Services Schedule shall be provided by SkyMall to Connexions for the Service Period set forth in the chart below; provided, however, that, notwithstanding anything to the contrary contained in the TSA, the termination for convenience by Connexions of any of the Services set forth in this Services Schedule shall only be effective upon at least 30 days advance written notice to SkyMall.

Service	Service Period
Telecommunications Services	18 months following the Effective Date
Telecommunications Management	18 months following the Effective Date
Telephone System Support	18 months following the Effective Date
Contact Center Support	18 months following the Effective Date
Transitional Migration Support	18 months following the Effective Date
Non-Recurring Services	18 months following the Effective Date

3.	Service Fees / Pricing
To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Services, or Connexions requests early termination of any Service, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by Connexions to SkyMall.

Service	Cost
Telecommunications Services	$198 per month plus 40% of the actual cost for the telephone (i.e. Cox Communications, Qwest and Global Crossing) invoices.
Telecommunications Management	$198 per month
Telephone System Support	$198 per month
Contact Center Support	$198 per month
Transitional Migration Support	$198 per month
Non-Recurring Services	The cost for any non-recurring services and/or special project requested by Connexions will be mutually agreed to by Connexions and SkyMall before the services are commenced.

It is intended that any ‘pass through’ charges shall reflect SkyMall’s actual costs at such time under applicable third party agreements.  Any ‘pass through’ costs in the above schedule may be amended from time to time by SkyMall to reflect the then in effect costs.  Except for changes made pursuant to the immediately preceding sentence, it is intended that the service fees shall not be subject to any changes except with the mutual written agreement of SkyMall and Connexions.

4.	Excluded Services

None.

5.	Service Recipient’s Obligations

None.

6.	Key Contacts (and Approvals)

SKYMALL	CONNEXIONS
1520 E. Pima St. Phoenix, AZ 85034	7814 Carousel Lane Richmond, VA 23294
SKYMALL Service Manager	Connexions Service Manager
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
SKYMALL Approval	Connexions Approval
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
Sinature:	Signature:
Date:	Date:

Schedule 4 to Exhibit A

Transition Services Schedule for:

Information Technology

Schedule Name	Information Technology (“IT”)
Service Provider(s)	SkyMall, LLC (“SkyMall”)
Service Recipient(s)	Connexions Loyalty, Inc. (“Connexions”)

The Services described in this Services Schedule shall be provided subject to the terms and conditions set forth in the Transition Services Agreement by and between SkyMall and Connexions dated as of September 8, 2014 (as amended, modified or supplemented from time to time, the “TSA”).   In the event of any conflict between the terms or conditions of the TSA and the terms or conditions of this Services Schedule, the terms and conditions of this Services Schedule shall govern.  Capitalized terms not defined in this Services Schedule have the meanings set forth in the TSA.

The Services set forth in this Services Schedule shall be provided for the duration (Section 2) and at the cost (Section 3) set forth in this Services Schedule, unless otherwise agreed in writing by SkyMall and Connexions.

1.	Services to be Provided

Service	Description of Service Element
Access to Certain Systems, Networks and Applications
As reasonably requested by Connexions during the transition period, SkyMall shall provide Connexions’ employees access to, or access to data from, the systems, networks and applications set forth in Appendix I.

General Services
SkyMall shall monitor, operate and maintain availability consistent with current practices and processes for the following equipment, hardware, software, applications and network infrastructure used in the SkyMall Ventures business:
• Servers necessary for data processing
• Wide area network (WAN)
• Local area network (LAN)
• Web sites
• Business-to-business connections
• The application systems set forth on Appendix I
• All other existing interfaces between internal and external application systems
Any requested enhancements will require additional pass-through charges and will require joint approval by SkyMall and Connexions.

Data Center Management
SkyMall shall monitor, manage, operate and maintain the systems physically housed in SkyMall’s data center and/or existing third party hosting arrangements, and support infrastructure environmental services (including electrical and cooling) at such data center.  SkyMall shall provide, or cause to be provided, physical work related to hosting, cabling, racking, monitoring and alerting. Connexions will continue to use the current SkyMall production systems until a new hosted solution is in place and approved.

IT Procurement
SkyMall shall provide support, management and transition services related to the order processing lifecycle for IT equipment and services used by the SkyMall Ventures business from requisition to payment, and vendor management related to the SkyMall Ventures business’ outsourced service providers.

SkyMall will assign its agreements with Object Innovation, Inc.; Insight; Impact Technology Recruiting; and Modis to Connexions for the continued use of IT contractor labor.

End User Computing
SkyMall shall provide the following support, maintenance, management and transition services related to SkyMall Ventures business and employees:
• Application and desktop licensing and support for SkyMall’s current desktop configuration.
• Backup services for e-mail
• Incident Management system
• Antivirus software
• Provide internet connectivity for Connexions supplied laptops for corporate VPN access

Platform Services
SkyMall shall provide the following support, maintenance, and transition services related to SkyMall’s platforms:
• Support, licensing, day-to-day user, group and policy management of Active Directory, and the maintenance, back-up and integrity of the Active Directory structure
• Support, management, maintenance, licensing and transition services for e-mail, spam filtering, malware filtering, SMTP, instant messaging and corresponding back-ups
• Support, management and transition services related to shared file servers local printing
• Support, management and transition services for data recovery and off-site tape storage, including regular backups and any restores of critical data consistent with current practices and processes
• Support, management and transition services for licensing agreements relating to the items set forth in Appendix I
• Support, maintenance, enhancements as requested and transition services for electronic file transfer between internal and external application systems
• SkyMall shall service to 99.50% uptime availability consistent with current practices and processes.

Support, management, maintenance and transition services for storage area networks and network attached storage

Data and Network Management Transition Services
SkyMall and Connexions shall jointly develop a transition plan to move services related to data services: MPLS, VPN remote access, internet, and local area and wide area data network connectivity from the SkyMall servers to Connexions outsourced data center by November 1, 2014 or until the new hosted solution is in place and approved.

Business Continuity and Recovery
SkyMall shall provide support to shared locations experiencing an emergency or disaster-type event to assess, stabilize, recover, remediate and/or reconstruct as necessary to restore services.

SkyMall shall continue to maintain processes and procedures in place to meet business continuity and recovery requirements consistent with current practices and processes. Any changes to existing business continuity and recovery procedures or processes will be communicated to the other party, at a minimum, 30 days in advance of the change and approved by SkyMall and Connexions.

Application Development
SkyMall shall provide the following support, monitoring, maintenance, and transition services related to application development on SkyMall’s platforms:
• Escalation and support for application-specific issues as reported by Connexions/SkyMall Ventures’ employees.
• Escalation and support for application and integration specific issues as reported by Connexions/SkyMall Ventures’ partners.
• Support, maintenance and management for general application development for shared systems.
• Training of Connexions employees on applications and partner integrations related to the servicing of existing client programs, consistent with current practices and processes.
• Provide documentation on all applications servicing existing client programs, including partner integrations and data exchanges in support of the client programs.
~~•~~ New enhancements requested by Connexions or their clients will be communicated using existing established procedures and policies set by the clients.
• Facilitation of development for new enhancement requests by clients or partners with potential joint or coordinated development with Connexions’ employees.
• All new client development, new partner development and enhancements to existing client applications that are developed, regardless of whether jointly developed between Connexions and SkyMall resources or solely by SkyMall resources, will follow a SDLC process that is approved by Connexions in advance.
• All release schedules for content, new client development or enhancements to existing applications must be communicated and approved by Connexions prior to production release.  This includes development to shared services with the potential to impact client programs/applications.
• All emergency nonscheduled releases must be communicated to Connexions Release/Problem/Incident Management teams prior to release.
• SkyMall shall service to 99.50% uptime availability consistent with current practices and processes.

Support and Migration of SkyMall Programs to CONNEXIONS Platforms
SkyMall shall provide resource availability and expertise in support of the migration of client programs and/or applications from the SkyMall-hosted platform to a Connexions-hosted platform, based upon schedules and project plans that Connexions will provide.  Documentation detailing the conversion/migration process for each client and/or each client program or application will be created and jointly approved by SkyMall and Connexions’ resources.

Incident Management
SkyMall will support and maintain Problem Management processes in accordance with existing clients and partner SLA’s and documentation requirements.

SkyMall will notify Connexions resources of incidents, provide status updates, root cause, and resolution of each issue per agreed upon timeframes and communication protocols jointly agreed to by SkyMall and Connexions.

SkyMall shall ensure emergency contact information available for use 24 hours, 7 days a week for 18 months following the Effective Date.

Audit Support	SkyMall will provide professional services to support periodic partner audits as required by partner agreements.
Information Protection, SOX and Process Controls
SkyMall shall maintain, in a manner that would not violate applicable privacy laws and privacy and data security policies, all security and compliance controls currently required to operate shared systems.

SkyMall shall ensure all reporting and/or evidence gathering will be performed to maintain PCI certification or any other regulatory requirement within governing entities deadlines.

Upon SkyMall’s knowledge of any business operation or technical security threat, risk or incident, SkyMall will immediately notify Connexions within 1 hour. SkyMall and Connexions will work together to manage the situation as jointly agreed to by both parties.

Website Design	SkyMall shall provide creative design services and application development consistent with current practices and processes and jointly agreed upon by Connexions.
Non-Recurring Services	SkyMall shall perform non-recurring Information Technology services and special projects as mutually agreed to by Connexions and SkyMall in the future.

2.	Duration

Unless earlier terminated in accordance with the terms of the TSA, the Services set forth in this Services Schedule shall be provided by SkyMall to Connexions for the Service Period set forth in the chart below; provided, however, that, notwithstanding anything to the contrary contained in the TSA, the termination for convenience by Connexions of any of the Services set forth in this Services Schedule shall only be effective upon at least 30 days advance written notice to SkyMall.

Service	Service Period
Access to Certain Systems, Networks, and Applications	18 months following the Effective Date
General Services	18 months following the Effective Date
Data Center Management Transition	Transition estimated to be completed by November 1, 2014
IT Procurement	18 months following the Effective Date
End User Computing	18 months following the Effective Date
Platform Services	18 months following the Effective Date
Data and Network Management services	18 months following the Effective Date
Business Continuity and Recovery	18 months following the Effective Date
Application Development	18 months following the Effective Date
Support and Migration of SkyMall Programs to CONNEXIONS Platforms	18 months following the Effective Date
Incident Management	18 months following the Effective Date
Audit Support	18 months following the Effective Date
Information Protection, SOX and Process Controls	18 months following the Effective Date
Website Design	18 months following the Effective Date
Non-Recurring Services	18 months following the Effective Date

3.	Service Fees / Pricing

To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Services, or Connexions requests early termination of any Service, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by Connexions to SkyMall.

Service	Cost
Access to Certain Systems, Networks, and Applications	$254 per month
General Services	$27,331 per month
Data Center Management Transition	To be determined based on actual SkyMall time incurred during the transition project period.
IT Procurement	$254 per month
End User Computing	$1,015 per month
Platform Services	$1,094 per month
Data and Network Management services	$3,125 per month
Business Continuity and Recovery	$3,403 per month
Application Development	$19,463 per month
Support and Migration of SkyMall Programs to CONNEXIONS Platforms	$16,670 per month
Incident Management	$4,262 per month
Audit Support	$2,679 per month
Information Protection, SOX and Process Controls	$198 per month
Website Design	$7,100 per month
Non-Recurring Services	The cost for any non-recurring services and/or special project requested by Connexions will be mutually agreed to by Connexions and SkyMall before the services are commenced.

4.	Excluded Services

None.

5.	Service Recipient’s Obligations

None.

6.	Additional Terms and Conditions

None.

7.	Key Contacts (and Approvals)

SKYMALL	CONNEXIONS
1520 E. Pima Street Phoenix, AZ 85034	7814 Carousel Lane Richmond, VA 23294
SKYMALL Service Manager	Connexions Service Manager
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
SKYMALL Approval	Connexions Approval
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
Signature:	Signature:
Date:	Date:

Appendix I:

•         Workstations with necessary applications (Office Suite, Email, Internet, Hyperion).
•         Phones
•         Desk and Workspace facilities
•         Email System until fully transferred, after which email content will be forwarded to new Connexions addresses for the term of the TSA.
•         File Servers (Asgard/Asgard2) storing SMV content, until such time content is moved to Connexions servers.
•         Help Desk system (Midgard)
•         Hyperion to run reports.
•         Domo for dashboards
•         FTP Server (Kira) to gather any content distributions from vendors
•         Internet Access over the SkyCorp network
•         ECRM for access and processing orders, vendor files and handling day to day operations of the SMV businesses.
•         Extranet for access and processing orders, vendor files and handling day to day operations of the SMV businesses.

Schedule 5 to Exhibit A

Transition Services Schedule for:

Marketing and Catalog Creation / Production Services

Schedule Name	Marketing, Website, Catalog Creation and Production Services
Service Provider(s)	SkyMall, LLC (“SkyMall”)
Service Recipient(s)	Connexions Loyalty, Inc. (“Connexions”)

The Services described in this Services Schedule shall be provided subject to the terms and conditions set forth in the Transition Services Agreement by and between SkyMall and Connexions dated as of September 8, 2014 (as amended, modified or supplemented from time to time, the “TSA”).   In the event of any conflict between the terms or conditions of the TSA and the terms or conditions of this Services Schedule, the terms and conditions of this Services Schedule shall govern.  Capitalized terms not defined in this Services Schedule have the meanings set forth in the TSA.

The Services set forth in this Services Schedule shall be provided for the duration (Section 2) and at the cost (Section 3) set forth in this Services Schedule, unless otherwise agreed in writing by SkyMall and Connexions.

1.	Services to be Provided

Service	Description of Service Element
Catalog Creative
SkyMall shall provide creative and design services to support catalog creation through delivery of electronic files to printer inclusive of all steps in the process including but not limited to selection and purchasing of third-party images, image licensing, page layout and design, proofing, re-work, pre-print approval, and any necessary client approvals.

Catalog Production
SkyMall shall oversee the paper purchasing and catalog print production process to ensure catalogs are printed and mailed on time and in support of any client SLA’s.

SkyMall will ensure notification is provided with sufficient time as to fund any U.S. Postal accounts to support a timely mailing.

SkyMall will facilitate the transfer of created property to Connexions after production services are completed.

SkyMall will work with Connexions and the printing contractor to determine the use of a Bulk Mail Permit.

All third party costs, including creative, paper, print and distribution costs, incurred for SkyMall Ventures catalogs and other print materials will be paid by Connexions and accordingly, are not covered by the TSA.

Data Set-Up
SkyMall shall continue to provide product setup and content support services for merchandise and gift cards consistent with current practices and processes to ensure accurate and current information is available to customer service teams and customers. Activities may include but are not limited to: uploading vendor provided information, QA, data entry and validation, and conveyance and delivery.

Vendor Relations and Order Management
SkyMall shall continue to provide vendor relations support and order management services consistent with current practices and processes to ensure compliance with client SLA’s and supporting a positive customer experience.    Activities may include but are not limited to: managing open orders, vendor compliance with fulfillment SLA’s, managing cases between customer service and vendors, managing UPS account to ensure vendor compliance, and on-boarding new vendors.

Non-Recurring Services	SkyMall shall perform Marketing, Website, Catalog Creation and Production non-recurring services and special projects as mutually agreed to by Connexions and SkyMall in the future.

2.	Duration

Unless earlier terminated in accordance with the terms of the TSA, the Services set forth in this Services Schedule shall be provided by SkyMall to Connexions for the Service Period set forth in the chart below; provided, however, that, notwithstanding anything to the contrary contained in the TSA, the termination for convenience by Connexions of any of the Services set forth in this Services Schedule shall only be effective upon at least 30 days advance written notice to SkyMall.

Service	Base Service Period
Catalog Creative	9 months following the Effective Date
Catalog Production	9 months following the Effective Date
Data Set-Up	18 months following the Effective Date
Vendor Relations and Order Management	18 months following the Effective Date
Non-Recurring Services	18 months following the Effective Date

3.	Service Fees / Pricing

To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Services, or Connexions requests early termination of any Service, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by Connexions to SkyMall.

Service	Cost
Catalog Creative	$1,138 per month
Catalog Production	$286 per month
Data Set-Up	$10,834 per month
Vendor Relations and Order Management	$630 per month
Non-Recurring Services	The cost for any non-recurring services and/or special project requested by Connexions will be mutually agreed to by Connexions and SkyMall before the services are performed.

It is intended that any ‘pass through’ charges shall reflect SkyMall’s actual costs at such time under applicable third party agreements.  Any ‘pass through’ costs in the above schedule may be amended from time to time by SkyMall to reflect the then in effect costs.  Except for changes made pursuant to the immediately preceding sentence, it is intended that the service fees shall not be subject to any changes except with the mutual written agreement of SkyMall and Connexions.

4.	Excluded Services

None.

5.	Connexions’ Obligations

None.

6.	Additional Terms and Conditions

None.

7.	Key Contacts (and Approvals)

SKYMALL	CONNEXIONS
1520 E. Pima St. Phoenix, AZ 85034	7814 Carousel Lane Richmond, VA 23294
SKYMALL Service Manager	CONNEXIONS Service Manager
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
SKYMALL Approval	CONNEXIONS Approval
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
Signature:	Signature:
Date:	Date:

Schedule 6 to Exhibit A

Transition Services Schedule for:

Facility Operations

Schedule Name	Facility Operations
Service Provider(s)	SkyMall, LLC (“SkyMall”)
Service Recipient(s)	Connexions Loyalty, Inc. (“Connexions”)

The Services described in this Services Schedule shall be provided subject to the terms and conditions set forth in the Transition Services Agreement by and between SkyMall and Connexions dated as of September 8, 2014 (as amended, modified or supplemented from time to time, the “TSA”).   In the event of any conflict between the terms or conditions of the TSA and the terms or conditions of this Services Schedule, the terms and conditions of this Services Schedule shall govern.  Capitalized terms not defined in this Services Schedule have the meanings set forth in the TSA.

The Services set forth in this Services Schedule shall be provided for the duration (Section 2) and at the cost (Section 3) set forth in this Services Schedule, unless otherwise agreed in writing by SkyMall and Connexions.

1.	Services to be Provided

Facility Services:  The Service Provider shall provide, or cause to be provided, to the Service Recipient the following services at the Service Provider’s Phoenix office location:

Service	Description of Service Element
Office Space
SkyMall shall provide office space in SkyMall’s Phoenix office location for all SkyMall Ventures employees transferring to Connexions, as well as any replacement or supplemental employees. Office space to be the same or similar in nature to the office space the transferring employees occupied immediately preceding the date of this Schedule.

General Services
SkyMall shall provide first aid supplies, coffee, tea, filtered water systems, and access to break room amenities, restrooms, training rooms and meeting room scheduling.

SkyMall shall provide delivery of copy paper, and use of/access to any office equipment necessary for the completion of the transferring employees’ work activities, including but not limited to, copiers and printers.

Office Equipment	SkyMall shall provide copiers, fax machines, shredding services, paper and toner. SkyMall shall provide use of existing SkyMall-owned furniture.
Maintenance	SkyMall shall provide repair and maintenance of corporate real estate including buildings, equipment, mechanical, and grounds.
Facilities Personnel and Professional Labor	SkyMall shall provide site security systems and part-time on-site security guards. SkyMall shall provide purchasing services for equipment, office supplies and other professional labor.
Mail Sorting and Copy Service
SkyMall shall provide daily mail and package delivery and pickup at predetermined times and existing pickup locations.

SkyMall Ventures employees will continue to have access to the same or similar copiers and printers they are currently using.

Non-Recurring Services	SkyMall shall perform non-recurring Facility Operations services and special projects as mutually agreed to by Connexions and SkyMall in the future.

2.	Duration

Unless earlier terminated in accordance with the terms of the TSA, the Services set forth in this Services Schedule shall be provided by SkyMall to Connexions for the Service Period set forth in the chart below; provided, however, that, notwithstanding anything to the contrary contained in the TSA, the termination for convenience by Connexions of any of the Services set forth in this Services Schedule shall only be effective upon at least 30 days advance written notice to SkyMall.

Service	Service Period
Office Space	18 months following the Effective Date
General Services	18 months following the Effective Date
Office Equipment	18 months following the Effective Date
Maintenance	18 months following the Effective Date
Facilities Personnel and Professional Labor	18 months following the Effective Date
Mail Sorting and Copy Service	18 months following the Effective Date
Non-Recurring Services	18 months following the Effective Date

3.	Service Fees / Pricing

To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Services, or Connexions requests early termination of any Service, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by Connexions to SkyMall.

Service	Cost
Office Space and General Services	$11,378 per month
Office Equipment	$8,554 per month
Maintenance	$471 per month
Facilities Personnel and Professional Labor	$1,203 per month
Mail Sorting and Copy Service	$432 per month
Non-Recurring Services	The cost for any non-recurring services and/or special project requested by Connexions will be mutually agreed to by Connexions and SkyMall before the services are commenced.

It is intended that any ‘pass through’ charges shall reflect SkyMall’s actual costs at such time under applicable third party agreements.  Any ‘pass through’ costs in the above schedule may be amended from time to time by SkyMall to reflect the then in effect costs.  Except for changes made pursuant to the immediately preceding sentence, it is intended that the service fees shall not be subject to any changes except with the mutual written agreement of SkyMall and Connexions.

4.	Excluded Services

None.

5.	Service Recipient’s Obligations

None.

6.	Additional Terms and Conditions

None.

7.	Key Contacts (and Approvals)

SKYMALL	CONNEXIONS
1520 E. Pima Street Phoenix, AZ 85034	7814 Carousel Lane Richmond, VA 23294
SKYMALL Service Manager	Connexions Service Manager
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
SKYMALL Approval	Connexions Approval
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
Signature:	Signature:
Date:	Date:

Schedule 7 to Exhibit A

Transition Services Schedule for:

Accounting and Finance

Schedule Name	Accounting and Finance
Service Provider(s)	SkyMall, LLC (“SkyMall”)
Service Recipient(s)	Connexions Loyalty, Inc. (“Connexions”)

The Services described in this Services Schedule shall be provided subject to the terms and conditions set forth in the Transition Services Agreement by and between SkyMall and Connexions dated as of September 8, 2014 (as amended, modified or supplemented from time to time, the “TSA”).   In the event of any conflict between the terms or conditions of the TSA and the terms or conditions of this Services Schedule, the terms and conditions of this Services Schedule shall govern.  Capitalized terms not defined in this Services Schedule have the meanings set forth in the TSA.

The Services set forth in this Services Schedule shall be provided for the duration (Section 2) and at the cost (Section 3) set forth in this Services Schedule, unless otherwise agreed in writing by SkyMall and Connexions.

1.	Services to be Provided

Service	Description of Service Element
General Accounting and Audit Support
SkyMall shall provide the following general accounting and audit support services consistent with current practices and processes:
• Month end accounting close (journal entries, account reconciliations, roll forwards etc.) with SkyMall Ventures activity isolated to its own company in SkyMall General Ledger (G/L) by close of year.
• Ensure revenue is recognized in accordance with GAAP and consistent with Connexions revenue recognition policy.
• Sales and use tax (monthly filing / payment remittance) / coordinate with Connexions/Affinion tax department on any tax compliance issues as directed by them.
• Financial statement preparation – By Business Day (BD) 4, provide close estimate by G/L account number that can be mapped into Connexions general ledger to provide financial visibility to Connexions management.
• Provide account analysis in electronic format by BD 17.
• Provide all underlying support for Accounts Payable (A/P), Accounts receivable (A/R), deposits, journal entries and inventory as required during normal course of business.
• Periodic audit support consistent with current practices and processes.

Inventory Management
SkyMall shall provide the following inventory management services consistent with current practices and processes:
• Processing returns and cancellations
• Review / approve buy deposits and actual card purchases
• Coordinate and perform monthly cycle counts
• Provide resources for un-scheduled quarterly audits of physical inventory, inventory security and inventory management control procedures (project will be costed separately).
• Assist the SkyMall Ventures employees to develop historical gift card usage by client by merchant by denomination

Accounts Payable
SkyMall shall provide the following accounts payable services consistent with current practices and processes:
• Process accounts payable invoicing for all SkyMall Ventures invoices not integrated into Connexions/Affinion shared service center.
• Provide vendor reconciliations
• Create new vendors that have been approved by Connexions
• Issue checks, ACH payments and wire payments based on existing payment terms and only release funds based on approvals from Connexions/Affinion Treasury.
• Resolve communications with vendor A/P inquiries of invoices not yet integrated into Connexions/Affinion shared service.
• Perform year-end 1099 filings for any invoices paid by SkyMall on behalf of SkyMall Ventures

Accounts Receivable
SkyMall shall provide the following accounts receivable services consistent with current practices and processes:
• Continue to issue invoices based on redemption and split pay activity.
• Collection and cash application
• Adhere to bad debt policy as provided by Connexions/Affinion
• Provide monthly reporting of aged receivables based on payment terms and associated collections efforts

Financial Planning & Analysis
SkyMall shall provide the following financial planning and analysis services consistent with current practices and processes:
• Ad-hoc actual vs. historical analysis and reporting
• Provide historical merchandise and gift card spend by client by merchant

• Other reporting (actual merchandise and gift card spend by client by merchant)

o Revenue by type (if this can be facilitated by another area that is fine)

▪ Gift cards – gross dollars, actual items fulfilled, and net revenue dollars

▪ Merchandise – gross dollars and net revenue dollars

o Client reporting

▪ Ranking by top clients including revenue and contribution margin

▪ As requested historical information for individual client(s) performance.

Treasury
SkyMall shall provide the following treasury services consistent with current practices and processes:
• Banking relationships and activity
• Provide inter-company cash relationship management and confirm deposits daily for purposes of purchasing gift cards and any other cash activity between SkyMall and Connexions.
• Scheduling / coordinating disbursements
• Maintain relationship management with Paymentech and continue to process split pay transactions.
• Day One: Settle all SkyMall Ventures cash collection activity, including prepayments, merchant account activity and other A/R deposits, on a weekly basis by sending Affinion Treasury cash every Friday for deposits received by Sky Mall Inc. on Sky Mall Ventures behalf through Thursday of that same week, less current outstanding disbursement funding, through Thursday of that same week (see Day 1: Gift card flow of funds and reconciliation and other support flow).  One off transfers should be executed as requested from Affinion Treasury.
• Day X (when new bank account is available): Funds are deposited daily into SkyMall Inc. bank accounts including funds collected via Paymentech.  Each business day the preceding day SMV receipt activity is transferred from SkyMall Inc. concentration account to newly created SMV cash account.  This account will be setup in Epicor on balance sheet as a standalone cash account.
• Day X (when new bank account is available):  Automatic cash sweeps will be set up consistent with all Affinion depository accounts.
• Day X – Weekly settlement back to Sky Mall Inc. bank account to fund required disbursement activity for the week as supported by A/P and outstanding checks.

Settlement / Fraud
SkyMall shall provide the following settlement / fraud services consistent with current practices and processes:
• Name and address verification
• Research / approve charges
• Interface with Marriott fraud department

Payment Processing
SkyMall shall provide the following payment processing services consistent with current practices and processes:
• Process credit card transactions through existing process until new agreement is in place between Connexions and Chase Paymentech.
• Upon execution of new agreement, repoint transactions to the Connexions division numbers and merchant account numbers within Chase Paymentech file transmission.
• All debits/credits/chargebacks to be processed in accordance to credit card regulations.
• Provide acquirer daily/monthly reporting on transaction processing.
• Provide all acquirer/card association communications to Connexions/Affinion Billing Operations team.
o All responses must be approved by Affinion Legal group.

Non-Recurring Services
SkyMall shall perform Accounting and Finance non-recurring services and special projects as mutually agreed to by Connexions and SkyMall in the future.
• Establish opening balance sheet in accordance with GAAP
• Coordinate and perform full year-end physical inventory counts
• Provide resources for un-scheduled quarterly audits of physical inventory, inventory security and inventory management control procedures
• Provide all underlying support (i.e. sub-ledgers, outstanding check listings, invoices, and payment support) for Accounts Payable (A/P), Accounts Receivable (A/R)), deposits, journal entries, and inventory as required during quarterly, year-end audits and tax inquiries
• Sales tax audit coordination

2.	Duration

Unless earlier terminated in accordance with the terms of the TSA, the Services set forth in this Services Schedule shall be provided by SkyMall to Connexions for the Service Period set forth in the chart below; provided, however, that, notwithstanding anything to the contrary contained in the TSA, the termination for convenience by Connexions of any of the Services set forth in this Services Schedule shall only be effective upon at least 30 days advance written notice to SkyMall.

Service	Service Period
General Accounting	18 months following the Effective Date
Inventory Management	18 months following the Effective Date
Accounts Payable	18 months following the Effective Date
Accounts Receivable	18 months following the Effective Date
Financial Planning & Analysis	18 months following the Effective Date
Treasury	18 months following the Effective Date
Settlement / Fraud	18 months following the Effective Date
Payment Processing	18 months following the Effective Date
Non-Recurring Services	18 months following the Effective Date

3.	Service Fees / Pricing

To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Services, or Connexions requests early termination of any Service, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by Connexions to SkyMall.

Service	Cost
General Accounting	$7,847 per month
Inventory Management	$3,911 per month
Accounts Payable	$6,643 per month
Accounts Receivable	$4,994 per month
Financial Planning & Analysis	$3,618 per month
Treasury	$1,246 per month
Settlement / Fraud	$737 per month
Payment Processing	$623 per month
Non-Recurring Services	The cost for any non-recurring services and/or special project requested by Connexions will be mutually agreed to by Connexions and SkyMall before the services are performed.

It is intended that any ‘pass through’ charges shall reflect SkyMall’s actual costs at such time under applicable third party agreements.  Any ‘pass through’ costs in the above schedule may be amended from time to time by SkyMall to reflect the then in effect costs.  Except for changes made pursuant to the immediately preceding sentence, it is intended that the service fees shall not be subject to any changes except with the mutual written agreement of SkyMall and Connexions.

4.	Excluded Services

None.

5.	Service Recipient’s Obligations

None.

6.	Additional Terms and Conditions

None.

7.	Key Contacts (and Approvals)

SKYMALL, LLC	CONNEXIONS
1520 E. Pima Street Phoenix, AZ 85034	7814 Carousel Lane Richmond, VA 23294
SKYMALL Service Manager	Connexions Service Manager
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
SKYMALL Approval	Connexions Approval
Name:	Name:
Position:	Position:
Phone:	Phone:
E-mail:	E-mail:
Signature:	Signature:
Date:	Date: